 FORM 3                                                                                                          OMB Approval
                                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  --------------------------
                                                    WASHINGTON D.C. 20549                                 OMB Number:3235-0104
                                                                                                          Expires: January 31, 2005
                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                 Estimated average burden
                                                                                                          hours per response...0.5
                            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                              Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)            Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*|  2. Date of Event Requiring    | 4. Issuer Name and Ticker or Trading Symbol
                                        |     Statement                  |
   Hornig     George        R.          |     (Month/Day/Year)           | Veridian Corporation (VNX)
                                        |                                |----------------------------------------------------------
                                        |   7/01/02                      | 5. Relationship of Reporting Person(s) to Issuer
-------------------------------------------------------------------------|                  (Check all applicable)
(Last)        (First)       (Middle)    | 3. I.R.S. Identification       |
c/o Veridian Corporation,               |    Number of Reporting Person, |     ___X___Director       _______  10% Owner
1200 South Hayes Street, Suite 1100     |    if an entity                |
----------------------------------------|    (voluntary)                 |     _______ Officer (give _______ Other (specify
               (Street)                 |                                |             title below)                 below)
Arlington       VA               22202  |                                |
--------------------------------------- |                                |
(City)          (State)          (Zip)  |                                |---------------------------------------------------------
                                        |                                | 6. If Amendment, Date of
                                        |                                |    Original (Month/Day/Year)
                                        |                                |
                                        |                                |---------------------------------------------------------
                                        |                                | 7. Individual or Joint/Group
                                        |                                |    Filing (Check Applicable Line)
                                        |                                |   X Form Filed by One Reporting Person
                                        |                                |   _ Form Filed by More than One Reporting Person
                                        |                                |
------------------------------------------------------------------------------------------------------------------------------------
                                        |      Table I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                                   | 2. Amount of Securities       | 3. Ownership       |4. Nature of Indirect
   (Instr. 4)                                          |    Beneficially Owned         |    Form: Direct    |   Beneficial Owner-
                                                       |    (Instr. 4)                 |    (D) or Indirect |   ship
                                                       |                               |    (I) (Instr. 5)  |   (Instr. 5)
-------------------------------------------------------|----------------------------------------------------------------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                       |                               |                    |
-------------------------------------------------------|-------------------------------|--------------------|-----------------------
                                                                                                                              (Over)

Reminder:  Report on a separate line for each class of securities beneficially owned directly or Indirectly
* If the form is filed more than one reporting person, see Instruction 5(b)(v).                            SEC 1472 (02-02)
POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 3 (continued)  TABLE II-DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Derivative Security | 2.  Date Exer-  | 3.  Title and Amount of Securities | 4.  Conver- | 5. Owner-   | 6.  Nature of
    (Instr. 4)                   |     cisable and |     Underlying Derivative Security |     sion or |    ship     |     Indirect
                                 |     Expiration  |     (Instr. 4)                     |     Exercise|    Form of  |     Beneficial
                                 |     Date        |                                    |     Price of|    Deriv-   |     Ownership
                                 |     (Month/Day/ |                                    |     Deri-   |    ative    |     (Instr. 5)
                                 |     Year)       |                                    |     vative  |    Securit- |
                                 |-------------------------------------------------------     Security|    ies      |
                                 |Date    |Expira- |           Title           |Amount  |             |    Direct   |
                                 |Exer-   |tion    |                           |or      |             |    (D) or   |
                                 |cisable |Date    |                           |Number  |             |    Indirect |
                                 |        |        |                           |of      |             |    (I)      |
                                 |        |        |                           |Shares  |             | (Instr. 5)  |
------------------------------------------------------------------------------------------------------------------------------------
Director Stock Option            |  (1)   |6/12/12 |Common stock, par value    | 6,650  | $19.10      |     D       |
(right to buy)                   |        |        |$0.0001 per share          |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------
                                 |        |        |                           |        |             |             |
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Of the options granted, 25% are immediately exercisable and 25% will vest on December 12, 2002, 25% will vest on
    December 12, 2003 and 25% will vest on December 12, 2004.




                                        /s/ GEORGE R. HORNIG      July 8, 2002
                                        ------------------------ --------------
                                        **Signature of Reporting       Date
                                        Name: George R. Hornig

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      See instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.


                                                                          Page 2